A.M. Castle & Co. 8-K

Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On March 11, 2016, Total Plastics, Inc. (the “Seller” or “TPI”), a wholly-owned subsidiary of A.M. Castle & Co. (the “Company”), entered into an asset purchase agreement, as amended on March 14, 2016 (the “Purchase Agreement”), with Total Plastics Resources LLC (the “Buyer”), providing for the sale of certain assets of Seller to Buyer for approximately $55.0 million, subject to customary working capital adjustments. On March 15, 2016, the Company completed the sale of TPI to Buyer, in accordance with the terms of the Purchase Agreement. Beginning in the first quarter of 2016, the historical financial results of TPI for periods prior to the sale will be reflected in the Company’s consolidated financial statements as discontinued operations.

The accompanying unaudited pro forma financial information should be read in conjunction with our historical consolidated financial statements and the accompanying notes included in the 2015 Annual Report on Form 10-K/A filed with the Securities and Exchange Commission (“SEC”) on March 16, 2016.

The unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2015, 2014 and 2013, have been prepared giving effect to the disposition of TPI as if the transaction had occurred on January 1, 2015, 2014 and 2013, respectively. The unaudited pro forma condensed consolidated balance sheet gives effect to the disposition of TPI as if the transaction had occurred effective December 31, 2015.

The unaudited pro forma condensed consolidated financial statements are prepared in accordance with Article 11 of Regulation S-X. The pro forma adjustments are described in the accompanying notes and are based upon information and assumptions available at the time of the filing of this report on Form 8-K.

The unaudited pro forma financial information is based on financial statements prepared in accordance with U.S. generally accepted accounting principles, which are subject to change and interpretation. The unaudited pro forma condensed consolidated financial statements were based on and derived from our historical consolidated financial statements, adjusted for those amounts which were determined to be directly attributable to the disposition, factually supportable, and with respect to the unaudited pro forma condensed consolidated statements of operations, expected to have a continuing impact on our consolidated results. Actual adjustments, however, may differ materially from the information presented. Pro forma adjustments do not include allocations of corporate costs, as those are not directly attributable to the transaction. In addition, the unaudited pro forma financial information is based upon available information and assumptions that management considers to be reasonable, and such assumptions have been made solely for purposes of developing such unaudited pro forma financial information for illustrative purposes in compliance with the disclosure requirements of the SEC. The unaudited pro forma financial information is not necessarily indicative of the financial position or results of operations that would have actually occurred had the disposition occurred on the dates indicated. In addition, these unaudited pro forma condensed consolidated financial statements should not be considered to be indicative of our future financial performance and results of operations of the Company.

A.M. Castle & Co.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of December 31, 2015
(Amounts in thousands)

	As Reported A.M. Castle & Co.	Sale of Total Plastics, Inc.	Pro Forma Adjustments		Pro Forma A.M. Castle & Co.
ASSETS
Current assets:
Cash and cash equivalents	$11,100	$(46)	$(46)	(b)	$11,100
Accounts receivable, less allowances	89,879	(16,724)	—		73,155
Inventories	235,443	(19,353)	—		216,090
Prepaid expenses and other current assets	11,523	(1,099)	1,500	(a)	11,924
Income tax receivable	346	—	—		346
Total current assets	348,291	(37,222)	1,546		312,615
Investment in joint venture	35,690	—	—		35,690
Goodwill	12,973	(12,973)	—		—
Intangible assets, net	10,250	—	—		10,250
Prepaid pension cost	8,422	—	—		8,422
Other non-current assets	10,634	—	—		10,634
Property, plant and equipment, net	71,393	(6,832)	—		64,561
Total assets	$497,653	$(57,027)	$1,546		$442,172

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$56,272	$(10,666)	$—		$45,606
Accrued and other current liabilities	28,570	(492)	1,742	(c)	29,820
Income tax payable	33	123	(123)	(b)	33
Current portion of long-term debt	7,012	—	—		7,012
Total current liabilities	91,887	(11,035)	1,619		82,471
Long-term debt, less current portion	314,761	—	(48,315)	(a)	266,446
Deferred income taxes	4,169	(4,169)	4,169	(b)	4,169
Build-to-suit liability	13,237	—	—		13,237
Other non-current liabilities	7,935	—	—		7,935
Pension and postretirement benefit obligations	18,676	—	—		18,676
Stockholders’ equity	46,988	(41,823)	44,073	(d)	49,238
Total liabilities and stockholders’ equity	$497,653	$(57,027)	$1,546		$442,172

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

A.M. Castle & Co.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2015
(Amounts in thousands, except per share data)

	As Reported A.M. Castle & Co.	Sale of Total Plastics, Inc.	Pro Forma Adjustments		Pro Forma A.M. Castle & Co.
Net sales	$770,758	$(132,822)	$—		$637,936
Costs and expenses:
Cost of materials (exclusive of depreciation and amortization)	674,615	(93,405)	—		581,210
Warehouse, processing and delivery expense	114,734	(13,830)	—		100,904
Sales, general and administrative expense	95,479	(17,628)	—		77,851
Restructuring expense	9,008	—	—		9,008
Depreciation and amortization expense	24,854	(1,537)	—		23,317
Impairment of intangible assets	33,742	—	—		33,742
Total costs and expenses	952,432	(126,400)	—		826,032
Operating loss	(181,674)	(6,422)	—		(188,096)
Interest expense, net	41,980	—	(1,345	)(e)	40,635
Other expense, net	6,306	—	—		6,306
Loss before income taxes and equity in loss of joint venture	(229,960)	(6,422)	1,345		(235,037)
Income tax benefit	(21,621)	730	527	(f)	(20,364)
Loss before equity in loss of joint venture	(208,339)	(7,152)	818		(214,673)
Equity in losses of joint venture	(1,426)	—	—		(1,426)
Net loss	$(209,765)	$(7,152)	$818		$(216,099)

Basic loss per common share	$(8.91)	$(0.30)	$0.03		$(9.18)
Diluted loss per common share	$(8.91)	$(0.30)	$0.03		$(9.18)

Weighted average shares:
Basic	23,553				23,553
Diluted	23,553				23,553

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

A.M. Castle & Co.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2014
(Amounts in thousands, except per share data)

	As Reported A.M. Castle & Co.	Sale of Total Plastics, Inc.	Pro Forma Adjustments	Pro Forma A.M. Castle & Co.
Net sales	$979,837	$(138,165)	$—	$841,672
Costs and expenses:
Cost of materials (exclusive of depreciation and amortization)	750,408	(97,981)	—	652,427
Warehouse, processing and delivery expense	140,559	(13,863)	—	126,696
Sales, general and administrative expense	112,465	(18,303)	—	94,162
Restructuring income	(2,960)	—	—	(2,960)
Depreciation and amortization expense	26,044	(1,664)	—	24,380
Impairment of goodwill	56,160	—	—	56,160
Total costs and expenses	1,082,676	(131,811)	—	950,865
Operating loss	(102,839)	(6,354)	—	(109,193)
Interest expense, net	40,548	—	—	40,548
Other expense, net	4,323	—	—	4,323
Loss before income taxes and equity in earnings of joint venture	(147,710)	(6,354)	—	(154,064)
Income tax benefit	(20,631)	(2,448)	—	(23,079)
Loss before equity in earnings of joint venture	(127,079)	(3,906)	—	(130,985)
Equity in earnings of joint venture	7,691	—	—	7,691
Net loss	$(119,388)	$(3,906)	$—	$(123,294)

Basic loss per common share	$(5.11)	$(0.17)	$—	$(5.28)
Diluted loss per common share	$(5.11)	$(0.17)	$—	$(5.28)

Weighted average shares:
Basic	23,359			23,359
Diluted	23,359			23,359

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

A.M. Castle & Co.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2013
(Amounts in thousands, except per share data)

	As Reported A.M. Castle & Co.	Sale of Total Plastics, Inc.	Pro Forma Adjustments	Pro Forma A.M. Castle & Co.
Net sales	$1,053,066	$(134,768)	$—	$918,298
Costs and expenses:
Cost of materials (exclusive of depreciation and amortization)	788,126	(95,953)	—	692,173
Warehouse, processing and delivery expense	140,934	(14,733)	—	126,201
Sales, general and administrative expense	113,405	(18,195)	—	95,210
Restructuring expense	9,003	—	—	9,003
Depreciation and amortization expense	26,188	(1,609)	—	24,579
Total costs and expenses	1,077,656	(130,490)	—	947,166
Operating loss	(24,590)	(4,278)	—	(28,868)
Interest expense, net	40,542	—	—	40,542
Loss on extinguishment of debt	2,606	—	—	2,606
Other expense, net	1,924	—	—	1,924
Loss before income taxes and equity in earnings of joint venture	(69,662)	(4,278)	—	(73,940)
Income tax benefit	(23,142)	(1,756)	—	(24,898)
Loss before equity in earnings of joint venture	(46,520)	(2,522)	—	(49,042)
Equity in earnings of joint venture	6,987	—	—	6,987
Net loss	$(39,533)	$(2,522)	$—	$(42,055)

Basic loss per common share	$(1.70)	$(0.11)	$—	$(1.81)
Diluted loss per common share	$(1.70)	$(0.11)	$—	$(1.81)

Weighted average shares:
Basic	23,214			23,214
Diluted	23,214			23,214

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

A.M. Castle & Co.

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

Note A - Sale of Total Plastics, Inc.

On March 15, 2016, pursuant to an Asset Purchase Agreement, A.M. Castle & Co. (the “Company”) completed the sale of substantially all of the net assets of its wholly-owned subsidiary, Total Plastics, Inc. (“TPI”), to Total Plastics Resources LLC. The accompanying Unaudited Pro Forma Condensed Consolidated Balance Sheet reflects the historical consolidated balance sheet of A.M. Castle & Co. as presented in the Annual Report on Form 10-K/A for the year ended December 31, 2015, with adjustments to eliminate the assets and liabilities being sold or otherwise disposed of and add the estimated cash proceeds based on the TPI working capital as of December 31, 2015. The actual cash proceeds will be based on the actual working capital as of the closing date of the sale. The estimated cash proceeds are reduced by a $1.5 million holdback amount, which is to be held in escrow to secure any post-closing adjustments to the purchase price, as specified in the Asset Purchase Agreement. The carrying value of the net assets sold was $32.8 million at December 31, 2015.

The accompanying Unaudited Pro Forma Condensed Consolidated Statements of Operations reflect the historical consolidated statements of operations for the years ended December 31, 2015, 2014 and 2013 of A.M. Castle & Co. as presented in the Annual Report on Form 10-K/A for the year ended December 31, 2015, with adjustments to eliminate the revenues and expenses attributable to the TPI business being sold for the periods presented.

Purchase price using a December 31, 2015 valuation calculated as follows (in thousands):

Base purchase price	$52,300
Working capital adjustment:
Target working capital	(29,499)
Actual working capital	27,014
Purchase price	$49,815

Assets and liabilities being disposed (in thousands):
Accounts receivable, less allowances	$16,724
Inventories	19,353
Prepaid expenses and other current assets	1,099
Goodwill	12,973
Property, plant and equipment, net	6,832
Accounts payable	(10,666)
Accrued and other current liabilities	(492)
Change in assets and liabilities, net	$45,823

Note B - Pro Forma Adjustments

The following is a summary of the pro forma adjustments reflected in the unaudited pro forma condensed consolidated financial statements based on preliminary estimates, which may change as additional information is obtained:

(a) - Purchase price

Reflects the adjustments to include estimated cash proceeds of $48.3 million and the $1.5 million holdback based on the TPI working capital as of December 31, 2015. Cash proceeds received at closing were immediately used to reduce outstanding borrowings under the Company's revolving credit facility.

(b) - Assets and liabilities not assumed

Reflects the adjustments for the TPI assets and liabilities that are not being assumed by the buyer pursuant to the terms of the Asset Purchase Agreement.

(c) - Disposition costs

To reflect an accrual for estimated transaction costs related to the sale.

(d) - Retained earnings

As a result of the sale, we have computed an estimated pre-tax gain of $2.3 million, based on the TPI working capital as of December 31, 2015. This has not been included in the pro forma adjustments to the Unaudited Condensed Consolidated Statements of Operations due to its non-recurring nature, but it has been recorded in the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2015.

(in thousands)
Cash proceeds, including $1.5 million holdback	$49,815
Change in assets and liabilities, net	(45,823)
Estimated transaction costs	(1,742)
Pre-tax gain on sale	$2,250

(e) Interest expense, net – Reflects the pro forma interest expense on revolving credit facility borrowings that would not have been incurred for the year ended December 31, 2015 had the sale of TPI occurred on January 1, 2015, and the proceeds from the sale been used to reduce revolving credit facility borrowings.

(f) Income tax benefit – Reflects the income tax effect of pro forma adjustments based on the estimated blended federal and state statutory tax rate.